Exhibit (a)(5)(E)

OpenText Buys Guidance Software

WATERLOO, ON — September 14, 2017 — OpenText™ (NASDAQ: OTEX) (TSX: OTEX), a global leader in Enterprise Information Management (EIM), announced today that it has completed the closing of the previously announced acquisition of Guidance Software, the makers of EnCase®, the gold standard in forensic security, that includes digital discovery solutions and endpoint information security.

“Information security, forensics and discovery are critical components as companies compete in the digital economy” said Mark J. Barrenechea, OpenText CEO and CTO. “The acquisition of Guidance Software underscores our commitment to the digital enterprise and broadens the OpenText Discovery portfolio through industry leading digital investigation, forensic security, and data risk management solutions. We are pleased to welcome Guidance customers, partners, and employees to OpenText today.”

Terms of the Acquisition

The previously announced tender offer expired at 12:00 midnight, Eastern time, on Wednesday, September 13, 2017 (the “Expiration Time”), and was not extended. The depositary for the tender offer advised OpenText and Galileo Acquisition Sub Inc. that immediately prior to the expiration of the tender offer there were validly tendered and not withdrawn (and excluding any shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as defined in Section 251(h)(6)(f) of the Delaware General Corporation Law (“DGCL”)), a total of 25,275,699 shares of Guidance’s common stock. The validly tendered shares, together with the shares owned by Galileo Acquisition Sub Inc., OpenText and controlled affiliates, represent approximately 76.7% of the shares of Guidance’s common stock outstanding immediately prior to the Expiration Time. In addition, notices of guaranteed delivery have been delivered with respect to 539,639 shares of Guidance’s common stock. Galileo Acquisition Sub Inc. accepted for payment all shares tendered in the tender offer and will pay for all such tendered shares as soon as practicable in accordance with the terms of the offer.

Galileo Acquisition Sub Inc. subsequently completed the merger and was merged with and into Guidance (the “Merger”) without a stockholder vote to adopt the Merger Agreement or effect the Merger in accordance with Section 251(h) of the DGCL. Guidance is the surviving corporation and has become a wholly-owned subsidiary of OpenText. Guidance shares ceased trading on the NASDAQ Global Market on September 14, 2017. In connection with the Merger, each share of Guidance stock outstanding immediately prior to the effective time of the Merger (other than each share (i) held by OpenText or Guidance or held by a wholly-owned subsidiary of OpenText (including Galileo Acquisition Sub Inc.) or Guidance, which will be cancelled and cease to exist without any payment being made with respect to such share, or (ii) held by any Guidance stockholders who properly exercised appraisal rights under Section 262 of the DGCL with respect to such share) will be converted into the right to receive $7.10 per share in cash, without interest and net of applicable withholding of taxes.

About OpenText

OpenText, The Information Company™, enables organizations to gain insight through market leading information systems, on premises or in the cloud. For more information about OpenText (NASDAQ: OTEX, TSX: OTEX) visit opentext.com.

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Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication, including statements regarding the transaction between OpenText and Guidance, OpenText’s and Guidance’s financial results and estimates and/or business prospects, the combined company’s plans, objectives, expectations and intentions, leadership in the enterprise information management (“EIM”) and forensic security solutions industries and the expected size, scope and growth of the combined company’s operations and the markets in which it will operate, expected synergies, as well as the expected timing and benefits of the transaction, may contain words such as “expects,” “may,” “potential,” “upside,” “approximately,” “project,” “would,” “could,” “should,” “will,” “anticipates,” “believes,” “intends,” “estimates,” “targets,” “plans,” “envisions,” “seeks” and other similar language and are considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText’s current expectations, estimates, forecasts and projections about the transaction and the operating environment, economies and markets in which OpenText and Guidance operate, are subject to important risks and uncertainties that are difficult to predict and the actual outcome may be materially different. These statements reflect beliefs and assumptions that are based on OpenText’s and Guidance’s perception of historical trends, current conditions and expected future developments as well as other factors management believes are appropriate in the circumstances. In making these statements, OpenText and Guidance have made assumptions with respect to the ability of OpenText and Guidance to achieve expected synergies and the timing of same, the ability of OpenText and Guidance to predict and adapt to changing customer requirements, preferences and spending patterns, the ability of OpenText and Guidance to protect their intellectual property, future capital expenditures, including the amount and nature thereof, trends and developments in the information technology and financial sectors and other sectors of the economy that are related to these sectors, business strategy and outlook, expansion and growth of business and operations, credit risks, anticipated acquisitions, future results being similar to historical results, expectations related to future general economic and market conditions and other matters. OpenText’s and Guidance’s beliefs and assumptions are inherently subject to significant business, economic, competitive and other uncertainties and contingencies regarding future events and as such, are subject to change. OpenText’s beliefs and assumptions may prove to be inaccurate and consequently OpenText’s actual results could differ materially from the expectations set out herein.

Actual results or events could differ materially from those contemplated in the forward-looking statements as a result of the following:

(i)	risks and uncertainties relating to the transaction, including (a) the risk that the businesses will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, which could result in additional demands on OpenText’s resources, systems, procedures and controls, disruption of its ongoing business and diversion of management’s attention from other business concerns, (b) the possibility that certain assumptions with respect to Guidance or the transaction could prove to be inaccurate, (c) failure or delay in respect of approvals and the satisfaction of the closing conditions to the transaction, (d) the potential failure to retain key employees of OpenText or Guidance as a result of the transaction or during integration of the businesses and (e) disruptions resulting from the transaction, making it more difficult to maintain business relationships;

(ii)	risks and uncertainties relating to OpenText, including (a) the future performance, financial and otherwise, of OpenText, (b) the ability of OpenText to bring new products to market and to increase sales, (c) the strength of OpenText’s product development pipeline, (d) OpenText’s growth and profitability prospects, (e) the estimated size and growth prospects of the EIM market, (f) OpenText’s competitive position in the EIM market and its ability to take advantage of future opportunities in this market, (g) the benefits of OpenText’s products to be realized by customers and (h) the demand for OpenText’s products and the extent of deployment of OpenText’s products in the EIM marketplace; and

(iii)	risks and uncertainties relating to future events, conditions or circumstances, or other general risks, including (a) integration of other acquisitions and related restructuring efforts, including the quantum of restructuring charges and the timing thereof, (b) the possibility that OpenText may be unable to meet its future reporting requirements under the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, (c) the risks associated with bringing new products to market, (d) fluctuations in currency exchange rates, (e) delays in the purchasing decisions of OpenText’s customers, (f) the competition OpenText faces in its industry and/or marketplace, (g) the possibility of technical, logistical or planning issues in connection with the deployment of OpenText’s products or services, (h) the continuous commitment of OpenText’s customers and (i) demand for OpenText’s products.

For additional information with respect to risks and other factors which could occur, see OpenText’s Annual Report on Form 10-K filed on August 3, 2017, including Part I, Item 1A, “Risk Factors” therein, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other securities filings with the SEC that are available at the SEC’s website at www.sec.gov and other securities regulators. Many of these factors are beyond OpenText’s control. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Copyright ©2017 Open Text. OpenText is a trademark or registered trademark of Open Text. The list of trademarks is not exhaustive of other trademarks. Registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text. All rights reserved. For more information, visit: http://www.opentext.com/who-we-are/copyright-information.

OTEX-MNA

Notes: (1) All dollar amounts in this press release are in US dollars unless otherwise indicated.

Further information:

Greg Secord

Vice President, Investor Relations

Open Text Corporation

San Mateo, CA: (415) 963-0825

investors@opentext.com

Kasey Holman

Vice President, Corporate Communications

Open Text Corporation

San Mateo, CA: (650) 302-4191

kholman@opentext.com